Exhibit 10.4

EXECUTION COPY

June 9, 2010

SERVICE AGREEMENT

between

EDUCATIONCITY LIMITED

- and -

SIMON BOOLEY

Weil, Gotshal & Manges

One South Place   London   EC2M 2WG
Tel: +44 (0) 20 7903 1000   Fax: +44 (0) 20 7903 0990

www.weil.com

THIS AGREEMENT is made on June 9, 2010 between the following parties

(1)	EDUCATIONCITY LIMITED, a United Kingdom private limited company (the “Company”); and

(2)	SIMON BOOLEY of 9 The Pines, Busby, Leicester LE7 9RX (the “Executive”).

IT IS AGREED as follows:

1	DEFINITIONS

1.1	Definitions

In this Agreement the following words and expressions shall have the following meanings:

“Act”	means the Employment Rights Act 1996;

“Board”	means the board of directors of Archipelago Learning, Inc. from time to time;

“CEO”	means the Chief Executive Officer of Archipelago Learning, Inc. from time to time;

“Confidential Information”
means all information that relates to the business, technology, manner of operation, suppliers, panelists, customers, finances, employees, plans, proposals or practices of the Company or of any third parties doing business with the Company, and includes, without limitation, the identities of and other information regarding the Company’s suppliers, panelists, customers and prospects, supplier lists, panelist list employee information, business plans and proposals, software programs, marketing plans and proposals, technical plans and proposals, research and development, budgets and projections, nonpublic financial information, and all other information the Company designates as “confidential” or intends to keep as confidential or proprietary;

“Effective Date”	means the date hereof;

“Good Reason”
means the occurrence of any of the following events without the Executive’s express written consent: (i) any breach by the Company of any material provision of this Agreement or any other written agreement with the Executive, (ii) a reduction in pay the Executive’s base salary, or (iii) a material reduction or diminution of the Executive’s duties, responsibilities or authorities, which are caused by an act of the Company (which shall not include the appointment of any individual pursuant to clause 3.3. or clause 11.3). The Company shall have 30 days after receipt of notice from the Executive setting forth the specific conduct that constitutes Good Reason, to cure such conduct that would result in Good Reason. The Executive may not resign his employment for Good Reason unless the Executive has provided the Company with at least 30 days’ prior written notice of the Executive’s intent to resign for Good Reason (which notice must be provided within 60 days following (x) the occurrence of the event(s) purported to constitute Good Reason, or (y) if the Executive did not know of the occurrence of any of such events, the date on which the Executive had actual knowledge of the occurrence of any of such events) and has set forth in reasonable detail the specific conduct that constitutes Good Reason and the specific provisions of this Agreement on which the Executive relies.

“Group Company”
means any company which from time to time is:

(a)   a direct or indirect subsidiary undertaking of the Company;

(b)   a direct or indirect holding company of the Company;

(c)   a direct or indirect subsidiary undertaking of any such holding company; or

(d)   an associated company being any company in which the Company or any Group
       Company has a shareholding of 50% or more or any company which has a shareholding of 50% or more in the Company or any Group Company and “Group”
       shall mean all such Group Companies at such time;

“Incapacity”	any sickness or injury which prevents the Executive from carrying out his duties;

“subsidiary” and “holding company”	have the meanings attributed to them by section 1159 of the Companies Act 2006;

“Term”	means the period of the Executive’s employment hereunder;

“Termination Date”	means the date on which the employment of the Executive under this Agreement shall terminate for whatever reason and derivative expressions shall be construed accordingly; and

“Working Time Regulations”	means the Working Time Regulations 1998.

1.2	Interpretation

1.2.1
Words and phrases which are not defined in this Agreement but which are defined in the Act, the Companies Act 1985 or the Companies Act 2006 (as the context so requires) or the Insolvency Act 1986 shall be construed as having those meanings.

1.2.2
References to any statute or any statutory provision shall be construed as references to the statute or statutory provision as in force at the date of this Agreement and as subsequently re-enacted or consolidated and shall include references to any statute or any statutory provision of which it is a re-enactment or consolidation.

1.2.3	Unless the context otherwise requires references in this Agreement to the feminine gender shall, where appropriate, be deemed to include the masculine and vice versa.

1.2.4	The Schedules to this Agreement form part of (and are incorporated into) this Agreement.

2	APPOINTMENT AND TERM

2.1	The Company shall employ the Executive and the Executive shall serve the Company as a Founder on the terms set out in this Agreement.

2.2
The Executive’s employment under this Agreement shall commence on the Effective Date and continue (subject to the provisions of this Agreement) until terminated by either party giving to the other not less than 12 months’ previous notice in writing.

2.3
The Executive represents and warrants to the Company that, by entering into this Agreement or performing any of his obligations under it, he will not be in breach of any court order or any express or implied terms of any contract or other obligation binding on him.

2.4	The Executive warrants that he is entitled to work in the United Kingdom without any additional approvals and will notify the Company immediately if he ceases to be so entitled during the Term.

2.5	The Executive’s previous employment with the Company counts as part of the Executive’s continuous period of employment with the Company which commenced in August 2003.

3	DUTIES

3.1	During the Term the Executive shall:

3.1.1	comply with the requirements under both legislation and regulation as to the disclosure of inside information;

3.1.2
unless prevented by Incapacity, devote the whole of his time, attention and abilities to the business of the Company or any other Group Company during normal office hours and such other times as may be reasonably required for the proper performance of his duties and he shall not be entitled to any additional remuneration for work performed outside normal office hours.  For the avoidance of doubt this clause shall not prevent the Executive, with the prior written consent of the Company, from holding a non-executive director position;

3.1.3
diligently exercise such powers and perform such duties as may from time to time be assigned to him by the Board together with such person or persons as the CEO may appoint to act jointly with him and do so in a competent manner;

3.1.4	comply with all reasonable and lawful directions given to him by the CEO;

3.1.5	promptly make such reports to the CEO in connection with the affairs of the Company or any Group Company on such matters and at such times as are reasonably required;

3.1.6	report his own wrongdoing and any wrongdoing or proposed wrongdoing of any other employee, director or contractor of the Company or any Group Company to the CEO immediately on becoming aware of it;

3.1.7	use his best endeavours to promote, protect, develop and extend the business of the Company or any Group Company;

3.1.8
consent to the Company monitoring and recording any use that he makes of the Company’s electronic communications systems for the purpose of ensuring that the Company’s rules are being complied with and for legitimate business purposes; and

3.1.9	comply with any electronic communication systems policy that the Company may issue from time to time.

3.2	The Executive will not at any time, without the prior consent of the CEO:

3.2.1	incur on behalf of a Group Company any capital expenditure in excess of a sum as may be authorised from time to time by the CEO; or

3.2.2
enter into, on behalf of a Group Company, any commitment, contract or arrangement which is otherwise than in the normal course of the Group’s business or is outside the scope of his normal duties or is of an unusual or onerous or long term nature; or

3.2.3
engage any person on terms that he will receive remuneration in excess of an annual rate as may be authorised from time to time by the CEO or the termination of whose employment will require in excess of that number of months’ notice as may be authorised from time to time by the CEO; or

3.2.4
dismiss an employee of a Group Company without giving proper notice or without following the Group Company’s normal disciplinary procedure, and the Executive will immediately report any dismissal effected by him and the reason for it to the CEO.

3.3
For the avoidance of doubt, the Board shall be entitled at any time to appoint a further executive, director or employee having responsibilities similar to the Executive to act jointly with the Executive (provided that the Executive’s remuneration under this Agreement is not affected by such appointment) and in that event the Executive shall perform his duties and exercise his powers in a manner which shall be consistent with such appointment.

3.4
Notwithstanding the provisions of clause 3.1, the Company may at any time following the giving of notice by either party to terminate this Agreement and for such period as it may specify not exceeding the length of notice given cease to provide work for the Executive, in which event during such period the other provisions of this Agreement including those relating to the Executive’s remuneration shall continue to have full force and effect but the Executive shall not, without the prior written consent of the CEO, attend his place of work or any other premises of the Company or any Group Company (such period being “Garden Leave”).  The Company may in addition to the above:

3.4.1
(without limitation to Schedule 2) require him not to contact or deal with any clients, suppliers, agents, professional advisers, brokers, bankers, employees or contractors of any Group Company; and/or

3.4.2	require the Executive to resign from any or all offices, including directorships, of any Group Company; and/or

3.4.3	revoke or suspend any powers of attorney and authorised signatories the Executive may hold for any Group Company; and/or

3.4.4
appoint a further executive director or employee to perform the Executive’s duties and to exercise his powers or to delegate the Executive’s duties to any other director or employee who may exercise those powers; and/or

3.4.5	require the Executive to take any outstanding holiday time which is accrued up to the commencement of the notice period.

3.5
Notwithstanding the provisions of clause 3.1, the Company may at any time suspend the Executive during any period, for a period of up to fifteen business days, in which the Company is carrying out a disciplinary investigation into any alleged acts or defaults of the Executive.  During any period of suspension the Executive shall continue to receive his salary and contractual benefits but the Executive shall not be entitled to access to any premises of the Company or any Group Company, without the prior written consent of the CEO (such period being “Suspension”).

3.6
Subject always to clause 5 and the Executive’s right to hold a non executive director position with the Company’s consent, during the Term the Executive shall not, without the prior written consent of the CEO, engage in any activities, public office or other occupation outside his employment which may detract from the proper and timely performance of his duties under this Agreement.  The Executive shall not hold office in any company which is not a Group Company without the prior written approval of the CEO.

3.7
The Executive’s principal place of work shall be at Units 8 & 9 Saddlers Court, Oakham Office Park, Oakham, Rutland, or such other place as may be reasonably required by the Company from time to time for the proper performance of his duties and he shall undertake any travel (nationally or internationally) as may be reasonably necessary for the proper performance of his duties.

4	HOURS OF WORK

4.1
The Executive’s normal working hours shall be 8:30 AM to 4:30 PM on Mondays and Fridays and 8:30 AM to 5:00 PM on Tuesdays, Wednesdays, and Thursdays and such additional hours as are necessary for the proper performance of his duties. The Executive acknowledges that he shall not receive further remuneration in respect of such additional hours.

4.2
The parties each agree that the nature of the Executive’s position is such that his working time cannot be measured and, accordingly, that the appointment falls within the scope of regulation 20 of the Working Time Regulations.

5	CONFLICTS OF INTEREST AND DEALINGS IN SECURITIES

5.1
Subject to clause 3.6 above, during the Term the Executive shall not whether alone or jointly with or on behalf of any other person, firm or company and whether as principal, partner, manager, employee, contractor, director, consultant, investor or otherwise (except as a representative or nominee of the Company or any Group Company or otherwise with the prior consent in writing of the CEO) be engaged, concerned or interested in any other business which:

5.1.1	is wholly or partly in competition with any business carried on by the Company or any Group Company; or

5.1.2	as regards any goods or services is a supplier to or customer of the Company or any Group Company.

Provided that the Executive may hold (directly or through nominees) by way of bona fide personal investment any units of any authorised unit trust and up to five per cent of the issued shares, debentures or other securities of any class of any company whose shares are listed on a recognised investment exchange or a designated investment exchange within the meaning of the Financial Services and Markets Act 2000 or dealt in the Alternative Investment Market.

5.2	The Executive acknowledges that he shall not enter into any transaction which contravenes the insider dealing provisions contained in Part V of the Criminal Justice

5.2	Act 1993, or the equivalent laws or regulations of any other jurisdiction in which the Company operates, including the United States Securities Exchange Act of 1934

5.3
The Executive shall at all times comply with any share dealing rules issued from time to time by the Board or the Company for directors or officers of the Company and Group Companies, provided he has received prior written notification of such rules.

5.4
The Executive agrees to disclose to the CEO any matters relating to his spouse or civil partner (or anyone living as such), children or parents which may, in the reasonable opinion of the CEO, be considered to interfere, conflict or compete with the proper performance of the Executive’s obligations under this agreement.

6	SALARY

6.1
The Executive shall receive an annual salary of £135,000 (subject to the appropriate deductions for tax and National Insurance) which shall accrue from day to day and be payable by equal monthly instalments on or about the 27th day of each calendar month or such salary as may be agreed by the Board on annual review in accordance with the Company’s usual practice.  The Company is under no obligation to award an increase following a salary review.

6.2
During the Executive’s employment term, the Executive will be eligible to receive, in respect of each fiscal year of the Company, (commencing with the fiscal year ending on 31 December 2010) an annual bonus based on EBITDA and revenue targets for the Company set by the Board and the CEO in consultation with the Executive.  For the prorated portion of 2010 remaining after the date hereof, the revenue target shall be $8,500,000 and the EBITDA target shall be $2,700,000.  For 2011, the revenue target shall be $21,600,000 and the EBITDA target shall be $8,000,000.  Revenue shall be assigned 60% of target performance and EBITDA shall be assigned 40% of target performance.  For purposes of calculating revenue and EBITDA in 2010 and 2011, revenue and earning in pounds sterling shall be calculated using an assumed exchange rate of 1.6 USD = 1 GBP.  The annual bonus shall be calculated as follows: (i) for at target performance: the annual bonus shall be an amount equal to 40% of the Executive’s base salary; (ii) for performance at 110% of targets or higher: the annual bonus shall be an amount equal to 50% of the Executive’s base salary; and (iii) for performance between 100% and 110% of targets, the annual bonus shall be equal to an amount scaled ratably between 40% to 50% of the Executive’s base salary.  In no event shall the Company be required to pay an annual bonus equal to greater than 50% of the Executive’s base salary.  An example calculation of the Executive’s bonus is attached hereto as SCHEDULE 4.  If performance targets are not met, the Board shall in good faith consider whether a full or partial annual bonus should still be paid; in such circumstance, the Board shall consider: (i) the Executive’s individual performance and efforts; (ii) the performance metrics achieved; and (iii) the circumstances related to the applicable targets.  The bonus payments, if any, shall be paid by the Company no later than the 15th day of the third calendar month of the fiscal year following the fiscal year to which such annual bonus relates.

6.3	Any bonus payable in accordance with clause 6.2 shall not be pensionable.

6.4	The Executive shall be eligible to receive stock options in Archipelago Learning, Inc., the Company’s indirect parent, subject to the approval of the Board and in accordance with Archipelago Learning, Inc.’s policies.  Any such grants shall be made at times, in number and on terms and conditions consistent with grants made to other division directors of Archipelago Learning, Inc. reporting directly to the CEO.

6.5	The Company may deduct from the salary, or any other sums owed to the Executive, any money owed to the Company or any Group Company by the Executive.

7	EXPENSES

7.1
The Executive shall be entitled to be reimbursed for all reasonable and authorised out of pocket expenses (including hotel and travelling expenses but excluding any car parking fines or road traffic offence fines) reasonably incurred by him in the proper performance of his duties, subject to the production of such receipts or other appropriate evidence.

7.2	The Executive shall abide by the Company’s policies on expenses as communicated to him from time to time.

8	BENEFITS

During the term of employment under this Agreement, the Executive will be entitled to participate in all employee incentive, and welfare benefit plans and programmes made available generally to other senior executives of the Company in the country where the Executive resides, as such plans or programmes may be in effect from time to time (including, without limitation, savings and other pension and retirement plans or programmes, medical, dental, hospitalisation, short-term and long-term disability and life insurance plans, accidental death and dismemberment protection, and any other pension or retirement plans or programmes and any other employee welfare benefit plans or programmes that may be sponsored by the Company from time to time and provided that Executive meets the eligibility requirements and other terms, conditions and restrictions of the respective plans and programmes, including any plans that supplement the above-listed types of plans or programmes, whether funded or unfunded, provided that the Executive shall have no rights to bonus, incentive compensation, incentive equity or pension benefits except as set forth in clauses 6.2, 6.4 and 9 herein).  Payment for such coverages will be the sole responsibility of the Executive, unless the Company makes such coverages available to similarly situated executives on a shared cost basis.

9	PENSION

9.1
There is no entitlement to pensions benefit in relation to the Executive’s employment, however the Company shall provide access to a designated stakeholder pension scheme as required by law.  The Company does not make any contributions to such stakeholder scheme.

9.2	A contracting-out certificate is not in force in respect of the Executive’s employment.

10	HOLIDAYS

10.1	The Executive shall be entitled (in addition to the usual public and bank holidays in England and Wales, or days in lieu where the Company requires the Executive to work on a public holiday) to 30 days’ holiday on full pay in each holiday year to be taken at reasonable times subject to the CEO’s reasonable discretion.

10.2
Upon termination of the Executive’s employment the Executive shall either be entitled to salary in lieu of any outstanding pro rata holiday entitlement or be required to repay to the Company any salary received in respect of holiday taken in excess of his pro rata holiday entitlement such salary to be calculated on the basis of 1/260 of the fixed annual salary payable to the Executive pursuant to clause 6.1 for each day of outstanding or excess holiday entitlement as appropriate.

10.3
During any notice period pursuant to clause 3.4, the CEO may require the Executive to take any outstanding holiday entitlement.  Following expiration of any notice period, if on termination of this Agreement the Executive has:

10.3.1
any outstanding holiday entitlement the Company will make a payment to the Executive in lieu of that holiday entitlement subject to any deductions the Company will be entitled to make in respect of any sums owed by the Executive to the Company; or

10.3.2	taken holiday in excess of his accrued entitlement, the Company is hereby authorised to deduct from any sum owed by the Company to the Executive, a sum representing such excess holiday taken.

10.3.3	For these purposes, one day’s holiday pay will be calculated as 1/260th of the Salary.

11	ILLNESS OR ACCIDENT

11.1
The Executive shall from time to time at the request and expense of the Company submit to medical examinations and tests by a medical practitioner nominated by the Company, the results of which shall, subject to the provision of the Access to Medical Reports Act 1988 (as applicable), be disclosed to the Company.

11.2
If the Executive is absent from his duties as a result of Incapacity for a period of seven consecutive days or more he will at the request of the Company produce a Statement of Fitness for Work to the Company in respect of his absence.

11.3
If the Executive shall be absent owing to Incapacity so that he is unable properly to perform his duties he shall continue to be entitled to his full salary during the first six months of his absence and thereafter any such salary shall be paid at the discretion of the Company.  After a consecutive period of absence of three months, the Company shall be entitled at any time to appoint a further executive director or employee to perform the Executive’s duties and to exercise his powers.  If such absence shall continue in aggregate for six months in any rolling period of 12 months, the Company may terminate the Executive’s employment by giving the notice specified in clause 12, provided that, in such event, the notice period required pursuant to clause 2.2 shall be reduced to 6 months.

11.4
The Company shall pay the Executive all sums payable by way of statutory sick pay in accordance with the legislation in force at the time of absence and any remuneration paid shall be deemed to be inclusive of statutory sick pay.

11.5
The Executive’s entitlement under clause 11.3 will cease if at any time during the six month period the Executive becomes eligible to receive benefits under any permanent health insurance scheme referred to in clause 8 or any other such scheme in respect of which any Group Company pays or has paid premiums on behalf of the Executive, in which case the Company will have no further obligation to the Executive under this clause.

12	TERMINATION

12.1	The Company shall at all times be entitled to terminate this Agreement pursuant to clause 12.

12.2
The Company may, at its sole and absolute discretion, terminate the Executive’s employment forthwith at any time by serving a notice under this clause stating that this Agreement is being determined in accordance with this clause 12.2 and undertaking to pay to the Executive salary in lieu of any required period of notice or unexpired part thereof (subject to tax and National Insurance) together with any accrued holiday entitlement pursuant to clause 10.2.  Such payment shall be made in equal monthly instalments for the period of notice being paid, in line with normal payroll procedure.  Where the Company terminates this Agreement in accordance with this clause 12 the terms of, inter alia, clause 13, SCHEDULE 2 and SCHEDULE 3 shall remain in full force and effect.

12.3
Notwithstanding the provisions of clauses 12.1 and 12.2, the Company shall be entitled, by notifying the Executive in writing, to terminate this Agreement and the Executive’s employment forthwith without any payment by way of compensation, damages or otherwise if the Executive shall:

12.3.1
repeatedly refuse or fail to perform any of his duties and responsibilities as determined from time to time by the CEO, including, without limitation (a) the Executive’s persistent neglect of duty or chronic unapproved absenteeism (other than for a temporary or permanent disability) which remains uncured to the reasonable satisfaction of the CEO following thirty (30) days’ written notice from the Company of such alleged fault and (b) the Executive’s refusal to comply with any lawful directive or policy of the Company or any Group Company which refusal is not cured by the Executive within thirty (30) days of such written notice from the Company; provided, that the Company shall not be required to give the Executive more than two cure periods with respect to this clause 12.3.1;

12.3.2	act (including a failure to act) in a manner which constitutes gross and willful misconduct or gross negligence in the performance of his duties;

12.3.3	commit a material act of fraud, personal dishonesty or misappropriation relating to the Company or any Group Company;

12.3.4
commit a material act of dishonesty, embezzlement, unauthorized use or disclosure of Confidential Information or other intellectual property or trade secrets, common law fraud or other fraud with respect thereto;

12.3.5	breach a material provision of this Agreement or any other written agreement with the Company or any Group Company;

12.3.6
be indicted for or convicted (or enter a plea of a nolo contendere or equivalent plea) in a court of competent jurisdiction of a felony or any misdemeanor (or the applicable local law equivalent) involving material dishonesty or moral turpitude; or

12.3.7	be guilty of habitual or repeated misuse of, or habitual or repeated performance of duties under the influence of, alcohol or controlled substances.

12.4
In the event clause 12.3 is exercised, for the purposes of this Agreement, the Termination Date shall be the date of that written notice terminating the Executive’s employment is received by the Executive.

12.5
The Company will at all times be entitled to terminate this Agreement pursuant to clauses 12.2 or 12.3 notwithstanding that such termination may prejudice the Executive’s eligibility for or entitlement to receive statutory sick pay or benefits under any permanent health insurance scheme or any other such scheme.

12.6
The proper exercise by the Company of its right of termination under clause 12.3 shall be without prejudice to any other rights or remedies which the Company or any Group Company may have or be entitled to exercise against the Executive.

12.7
If the employment of the Executive under this Agreement shall be terminated for the purpose of reconstruction or amalgamation only whether by reason of the liquidation of the Company or otherwise and he shall be offered employment with any concern or undertaking resulting from this reconstruction or amalgamation on terms and conditions no less favourable than the terms of this Agreement then the Executive shall have no claim against the Company in respect of the termination of his employment hereunder.

12.8
It will be a condition of participation in any share option scheme operated by a Group Company in which the Executive participates or will be entitled to participate that, in the event of the termination of the Executive’s employment with the Company in circumstances which could give rise to a claim for wrongful and/or unfair dismissal (whether or not it is known at the time of dismissal that such a claim may ensue), the Executive will not by virtue of such dismissal become entitled to any damages or any additional damages in respect of any rights or expectations of whatsoever nature he may have as a holder of share options under any such scheme.

12.9
The Executive shall not at any time during any period when he is required to cease the performance of his duties or after the Termination Date make any public statements in relation to the Company or any Group Company or any of their officers or employees without the prior written consent of the CEO.  The Executive shall not after the Termination Date represent himself as being employed by or connected with the Company or any Group Company.

12.10	All credit, charge and expense cards and all books, papers, drawings, designs, documents, records and computer software kept or made by or in the possession or control of the Executive relating to the businesses of the Company and any Group Company and all other property of the Company and any Group Company are and remain the property of the Company or such Group Company and the Executive shall deliver all such items in his possession custody or control at the Termination Date immediately to the Company.

12.11
If the Executive terminates his employment with the Company with Good Reason he shall not be obliged to serve his notice period and the Termination Date shall be the day upon which notice of termination is delivered by the Executive.  Following such termination the Company shall pay the Executive a pro-rated bonus (calculated up to the Termination Date) and an amount equal to his base salary for the notice period payable in equal instalments, in accordance with the Company’s normal payroll practices, beginning with the first payroll date following the 45th day after the Termination Date.

13	CONFIDENTIALITY

13.1
The Executive acknowledges that during the Term he shall in the performance of his duties become aware of trade secrets and other Confidential Information relating to the Company and the Group Companies their businesses and its or their clients or customers and their businesses.

13.2
Without prejudice to his general duties at common law in relation to such trade secrets and other Confidential Information, the Executive shall not during the Term or at any time after the Termination Date disclose or communicate to any person or persons or make use (other than in the proper performance of his duties under this Agreement) and shall use his best endeavours to prevent any disclosure, communication or use by any other person, of any such trade secrets or Confidential Information.

13.3	The provisions of this clause shall cease to apply to:

13.3.1	information or knowledge which comes into the public domain otherwise than by reasons of the default of the Executive;

13.3.2	any use or disclosure authorised by the Board or required by Law;

13.3.3
information or knowledge that was in a third party’s lawful possession before disclosure by the Executive free of any restriction as to its use or disclosure (as can be demonstrated by the third party’s written records or other reasonable evidence) and the third party did not obtain the same (whether directly or indirectly) from the Executive; or

13.3.4	information or knowledge which is developed by or for a third party at any time by persons who have had no access to or awareness of the relevant information or knowledge.

13.4	Clause 13.2 does not prevent the Executive from making a protected disclosure within the meaning of section 43A of the Act.

14	PROTECTION OF BUSINESS INTERESTS

The Executive shall be bound by the provisions of SCHEDULE 2.

15	INTELLECTUAL PROPERTY RIGHTS

The Executive shall be bound by the provisions of SCHEDULE 3.

16	DATA PROTECTION

16.1
The Executive consents to any Group Company processing data relating to the Executive for legal, personnel, administrative and management purposes and in particular to the processing of any sensitive personal data (as defined in the Data Protection Act 1998) relating to the Executive, including, as appropriate:

16.1.1	information about the Executive’s physical or mental health or condition in order to monitor sick leave and take decisions as to the Executive’s fitness for work;

16.1.2	the Executive’s racial or ethnic origin or religious or similar information in order to monitor compliance with equal opportunities legislation; and

16.1.3	information relating to any criminal proceedings in which the Executive has been involved for insurance purposes and in order to comply with legal requirements and obligations to third parties.

16.2
The Company may make such information available to any Group Company, those who provide products or services to the Company or any Group Company (such as advisers and payroll administrators), regulatory authorities, potential or future employers, governmental or quasi-governmental organisations and potential purchasers of the Company or the business in which the Executive works.

16.3
The Executive consents to the transfer of such information to any Group Company and any Group Company’s business contacts outside the European Economic Area in order to further their business interests even where the country or territory in question does not maintain adequate data protection standards.

17	DISCIPLINARY AND GRIEVANCE PROCEDURE

17.1.1
The Executive is subject to the Company’s disciplinary and grievance procedures as in effect from time to time, copies of which are available from the CEO.  These procedures do not form part of the Executive’s contract of employment.

17.1.2	If the Executive wishes to raise a grievance, he may apply in writing to the CEO, in accordance with the Company’s grievance procedure.

18	UNION

There are no collective agreements which directly affect the terms and conditions of the Executive’s employment.  The Executive may belong to a trade union but has no right to individual or collective representation, other than the legal right to be accompanied during disciplinary or grievance procedures.

19	NOTICES

Any notice to be given under this Agreement shall be in writing.  Notices may be served by either party by personal service or by recorded delivery or by first class post addressed to the other party or by leaving such notice at (in the case of the Company) its registered office for the time being and (in the case of the Executive) his last known address and any notice given shall be deemed to have been served at the time at which the notice was personally served or if sent by recorded delivery at the time of delivery as recorded or if sent by first class post on the second working day after posting or in the case of being left as appropriate at the registered office or last known address, the date on which it was so left.

20	GENERAL

20.1	The information in this Agreement constitutes a written statement of the terms of employment of the Executive in accordance with the provisions of the Act.

20.2
This Agreement (including its Schedules) constitutes the entire and only legally binding agreement between the parties relating to the employment of the Executive by the Company or any Group Company and replaces any previous employment agreements or arrangements.

20.3
No failure or delay by either party in exercising any remedy, right, power or privilege under or in relation to this Agreement shall operate as a waiver of the same nor shall any single or partial exercise of any remedy, right, power or privilege preclude any further exercise of the same or exercise of any other remedy, right, power or privilege.

20.4
If any provision of this Agreement shall be, or become, void or unenforceable for any reason within any jurisdiction, this shall affect neither the validity of that provision within any other jurisdiction nor any of the remaining provisions of this Agreement.

20.5	No variation of this Agreement of any of the documents referred to in it shall be valid unless it is in writing and signed by or on behalf of each of the parties.

20.6
This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, and all the counterparts together shall constitute one and the same instrument.

20.7
The Contracts (Rights of Third Parties) Act 1999 shall not apply to this Agreement and no person other than the Executive and the Company shall have any rights under it.  The terms of this Agreement or any of them may be varied, amended or modified or this Agreement may be suspended, cancelled or terminated by agreement in writing between the parties or this Agreement may be rescinded (in each case), without the consent of any third party.

20.8	This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of England and Wales.

20.9
In the event of any claim, dispute or difference arising out of or in connection with this Agreement the parties hereto irrevocably agree and submit to the exclusive jurisdiction of the Courts of England and Wales.

This Agreement has been entered into and takes effect on the date stated at the beginning of it.

EXECUTED AS A DEED by
EDUCATIONCITY LIMITED                                 .......................................

acting by                                                                       .......................................
Director

and                                                                               ........................................
Director/Secretary

SIGNED AS A DEED by
SIMON BOOLEY                                                      .......................................

In the presence of                                                          .......................................
Signature of Witness

 .......................................
Name of Witness

SCHEDULE 1
POWER OF ATTORNEY

By this Power of Attorney made on June 9, 2010, I, Simon Booley of 9 The Pines, Bushby, Leicester LE7 9RX in accordance with the terms of the service agreement (the “Service Agreement”) of even date between myself and EducationCity Limited (the “Company”) HEREBY APPOINT the Company to act as my attorney with authority in my name and on my behalf (so that words and expressions defined in the Service Agreement shall have the same meanings herein):

1
to sign or execute any and all agreements, instruments, deeds or other papers and to do all such things in my name as may be necessary or desirable to implement my obligations in connection with clause 15 and SCHEDULE 3 of the Agreement; and

2	to appoint any substitute and to delegate to that substitute all or any powers conferred by this Power of Attorney.

I declare that this Power of Attorney, having been given by me to secure my obligations in connection with the Service Agreement, shall be irrevocable in accordance with section 4 of the Powers of Attorney Act 1971.

IN WITNESS whereof this Power of Attorney has been duly executed.

EXECUTED as a DEED and Delivered by SIMON BOOLEY in the presence of:	) ) ) )

Witness name:

Address:

Occupation:

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SCHEDULE 2
PROTECTION OF BUSINESS INTERESTS

1	In this Schedule the following words and expressions shall have the following meanings:

“Business” means the business or businesses of the Company or any Group Company in or with which the Executive has been involved or concerned, including providing online instruction, practice, assessment and/or reporting products, tools and/or services to the equivalent of the K-12 (in the United States) education space, at any time during the period of 12 months prior to the Termination Date;

“directly or indirectly” means the Executive acting either alone or jointly with or on behalf of any other person, firm or company, whether as principal, partner, manager, employee, contractor, director, consultant, investor or otherwise;

“Key Personnel” means any person who is at the Termination Date or was at any time during the period of 12 months prior to the Termination Date employed or engaged as a consultant in the Business in an executive technical or senior managerial capacity and with whom the Executive has had dealings other than in a de minimis way during the course of the last 12 months of his employment under this Agreement;

“Prospective Customer” means any person firm or company who has been engaged in negotiations, with which the Executive has been personally involved, with the Company or any Group Company with a view to purchasing goods and services from the Company or any Group Company in the period of three months prior to the Termination Date;

“Relevant Area” means any country in which the Executive has been involved or concerned with the Business other than in a de minimis way at any time during the period of 12 months prior to the Termination Date;

“Relevant Customer” means any person firm or company who at any time during the 12 months prior to the Termination Date was a customer of the Company or any Group Company, with whom or which the Executive directly dealt other than in a material way or for whom or which the Executive was responsible on behalf of the Company or any Group Company at any time during the said period (or the Term if shorter);

“Relevant Goods and Services” means any goods and services competitive with those supplied by the Company or any Group Company at any time during the 12 months prior to the Termination Date in the supply of which the Executive was directly involved or concerned in a material way at any time during the said period;

“Relevant Period” means the period of 12 months from the Termination Date less any period during which the Executive has not been provided with work pursuant to clause 3.4 of this Agreement;

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“Relevant Supplier” means any person firm or company who at any time during the 12 months prior to the Termination Date was a supplier of any goods or services (other than utilities and goods or services supplied for administrative purposes) to the Company or any Group Company and with whom or which the Executive had personal dealings during the course of his employment under this Agreement other than in a de minimis way; and

“Termination Date” means the date on which the employment of the Executive under this Agreement shall terminate.

2	The Executive shall not without the prior written consent of the Board directly or indirectly at any time during the Relevant Period:

2.1	solicit away from the Company or any Group Company;

2.2	endeavour to solicit away from the Company or any Group Company;

2.3	employ or engage; or

2.4	endeavour to employ or engage;

any Key Personnel.

3	The Executive shall not without the prior written consent of the Board directly or indirectly at any time within the Relevant Period:

3.1	solicit the custom of; or

3.2	deal with,

any Relevant Customer or Prospective Customer in respect of any Relevant Goods or Services; or

3.3	interfere; or

3.4	endeavour to interfere,

with the continuance of supplies to the Company and/or any Group Company (or the terms relating to those supplies) by any Relevant Supplier.

4
The Executive shall not without the prior written consent of the Board directly or indirectly at any time within the Relevant Period engage or be concerned or interested in any business within the Relevant Area which:

4.1	competes; or

4.2
will at any time during the Relevant Period compete with the Business provided that the Executive may hold (directly or through nominees) by way of bona fide personal investment any units of any authorised unit trust and up to five per cent of the issued shares, debentures or securities of any class of any company whose shares are listed on a recognised investment exchange or a designated investment exchange within the

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4.3	meaning of the Financial Services and Markets Act 2000 or dealt in the Alternative Investment Market.

5
The Executive acknowledges (having taken appropriate legal advice) that the provisions of this Schedule are fair and reasonable and necessary to protect the goodwill and interests of the Company and the Group Companies and shall constitute separate and severable undertakings given for the benefit of the Company and each Group Company and may be enforced by the Company on behalf of any of them.

6
If any of the restrictions or obligations contained in this Schedule is held not to be valid on the basis that it exceeds what is reasonable for the protection of the goodwill and interests of the Company and the Group Companies but would be valid if part of the wording were deleted then such restriction or obligation shall apply with such deletions as may be necessary to make it enforceable.

7
The Executive acknowledges and agrees that he shall be obliged to draw the provisions of this Schedule to the attention of any third party who may at any time before or after the termination of the Executive’s employment hereunder offer to engage the Executive in any capacity and for whom or with whom the Executive intends to work.

8
The Executive acknowledges that, on the date hereof, the Executive is also entering into a Share Purchase Agreement by and among the Executive, the Company and Archipelago Learning Holdings UK Limited and certain other parties thereto, which contains covenants related to the protection of business interests, including with regard to non-competition, non-solicitation and confidentiality.  The Executive acknowledges and agrees that such provisions of such Share Purchase Agreement and his obligations thereunder are separate and independent of clause 13 of this Agreement and the provision of this Schedule and do not conflict with, and are not modified by, nor modify, the provisions of clause 13 of this Agreement nor the provisions of this Schedule.

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SCHEDULE 3
INTELLECTUAL PROPERTY RIGHTS

1	DEFINITIONS

In this Schedule the following words and expressions shall have the following meanings:

“Copyright Work” means any work of which the Executive is the author in which copyright subsists by virtue of the Copyright, Designs and Patents Act 1988 and any statutory amendment or replacement thereof and which relates directly or indirectly to the business of the Company or any Group Company or arises out of the work performed by the Executive for the Company or any Group Company;

“Design” means any design of which the Executive is the designer in which design right subsists by virtue of the Copyright, Designs and Patents Act 1988 and any statutory amendment or replacement thereof and which relates directly or indirectly to the business of the Company or any Group Company or arises out of the work performed by the Executive for the Company or any Group Company;

“Know How” means trade secrets, confidential information, know how, technical or commercial knowledge, manufacturing or business processes and methods which relate directly to the business of the Company or any Group Company (the “Relevant Information”), but only to the extent that such Relevant Information arises out of the work performed by the Executive for the Company or any Group Company and relates specifically and solely to the operations of the Company or any Group Company and excluding, for the avoidance of doubt, any information, knowledge, processes or methods that are linked to the industry in which the Group Companies operate but that are not directly, specifically and solely connected to the Company or any Group Company;

“Intellectual Property” means any Copyright Work, Design, Know How, Invention, Registered Design or Trademark;

“Invention” means any discovery, invention or improvement in relation to goods and/or services made by the Executive alone or with others and which relates directly or indirectly to the business of the Company or any Group Company or arises out of work performed by the Executive for the Company or any Group Company;

“Registered Design” means any design of which the Executive is the designer and which is registrable pursuant to the Registered Designs Act 1949 as amended or replaced from time to time and which relates directly or indirectly to the business of the Company or any Group Company or arises out of the work performed by the Executive for the Company or any Group Company; and

“Trade Mark” means any trade mark, service mark or trade name which relates directly or indirectly to the business of the Company or any Group Company or arises out of the work performed by the Executive for the Company or any Group Company;

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and derivative expressions shall be construed accordingly.

2	INVENTIONS

2.1
All rights in Inventions made during the Term of this Agreement whether or not the same are made in the course of the duties of the Executive and which do not by statue belong to the Company or any Group Company shall belong to and are hereby assigned to the Company absolutely.

2.2
The Executive shall not, without the prior written consent of the Company and whether during or after the period of his employment by the Company, disclose an Invention to any third party or use the same for the benefit of himself or any third party but shall maintain absolute confidentiality in relation to that Invention.

2.3
Immediately on making any Invention and in any event upon request by the Company, the Executive shall disclose to the Company all information (in whatever form the same may exist) in his possession or control relating to the Invention.

2.4	At the request and expense of the Company, the Executive shall execute all documents and do all acts and things which are in the opinion of the Company necessary or desirable:

2.4.1	to vest in the Company or any person the Company may nominate the rights referred to in paragraph 2.1;

2.4.2	to provide confirmation that a particular right in an Invention has vested in the Company;

2.4.3	to enable applications for patents or other registered rights to be made and prosecuted in any part of the world; and

2.4.4	to vest absolutely any patent or other registered right obtained by or on behalf of the Executive in respect of Invention in the Company or any person the Company may nominate.

2.5	The provisions of paragraph 2 of this Schedule shall be without prejudice to the rights of the Executive under sections 39 and 40 of the Patents Act 1977.

3	COPYRIGHT AND DESIGN RIGHT

3.1	All rights arising during the Term of this Agreement in and to:

3.1.1	Copyright Works;

3.1.2	Designs;

3.1.3	Registered Designs; and

3.1.4	Know How

and which do not by statute belong to the Company or any Group Company shall belong to and are hereby assigned to the Company whether or not the work or design

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in which such right or rights subsist was made or designed during the course of the duties of the Executive.

3.2	At the request and expense of the Company, the Executive shall execute all documents and do all acts and things which are in the opinion of the Company necessary or desirable:

3.2.1	to vest in the Company or any person the Company may nominate the rights referred to in paragraph 3.1;

3.2.2	to provide confirmation that a particular right in a Copyright Work, Design, Registered Design or Know How has vested in the Company;

3.2.3	to enable applications for registered rights to be made and prosecuted in any part of the world; and

3.2.4	to vest absolutely any registered rights obtained by the Executive in respect of any Copyright Works, Designs, Registered Designs or Know How in the Company or any person the Company may nominate.

3.3
The Executive waives all his present and future moral rights which arise under the Copyright Designs and Patents Act 1988, and all similar rights in other jurisdictions relating to any copyright, and agrees not to support, maintain nor permit any claim for infringement of moral rights in such copyright works.

4	JOINT AUTHORSHIP AND JOINT INVENTION

4.1
Where any Invention is made by the Executive together with any other person or persons the Executive shall use his best endeavours to procure that the other person or persons assign to the Company their interest in the Invention.

4.2
Where the Executive is joint author or joint designer with any other person or persons of any work, material and/or design in which any of the rights referred to in paragraph 3 of this Schedule subsist, he shall use his best endeavours to procure that the joint authors assign their interest in the right or rights in question to the Company.

5	USE OF INTELLECTUAL PROPERTY

The Company will be entitled to make such use of the Intellectual Property as it deems appropriate.  The Executive will not use the Intellectual Property in any manner, save as is necessary in performing his duties pursuant to this Agreement, and will not disclose, or permit any third party to use or disclose, the Intellectual Property, in any manner, at any time ether during or after termination of this Agreement.

6	REGISTRATION

The Executive shall not:

6.1
register or take any steps to register any Invention, Copyright Work, Design, Registered Design, Know How or Trade Mark with the UK Patents Office or any equivalent or similar registration body anywhere in the world; or

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6.2
register any domain name which relates directly or indirectly to the business of the Company or any Group Company or arises out of the work performed by the Executive for the Company or any Group Company with any domain name registration authority or body anywhere in the world.

7	PAPERS AND RECORDS

The Executive shall immediately after the Termination Date deliver to the Secretary of the Company or such other person as the CEO may nominate in writing all books, papers, drawings, designs, records and computer software in his possession or under his control at that date which relate to or concern any Invention, or any Copyright Work, Design, Registered Design or Know How.

8	ENFORCEMENT

The Executive agrees to give all necessary assistance to the Company to enable it to enforce its intellectual property rights against third parties, to defend claims for infringement of third party intellectual property rights and to apply for registration of Intellectual Property Rights, where appropriate throughout the world, and for the full term of those rights.

9	POWER OF ATTORNEY

The Executive shall at the time of signing this Agreement appoint as his attorney (in the form set out in SCHEDULE 1) the Company to sign or execute any and all agreements, instruments, deeds or other papers and do all things in the name of the Executive as may be necessary or desirable to implement the obligations of the Executive under this Schedule.

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SCHEDULE 4
SAMPLE BONUS CALCULATION

The following example is for illustrative purposes only and is not intended as a guide to or indicative of the Executive’s actual annual salary or potential annual performance targets.

Pursuant to clause 6.2, if:
(i) the Executive’s annual salary is £100,000; and
(ii) the target performance set by the Board and the CEO in consultation with the Executive is: (a) 60%: EBITDA of the Company, inclusive of its subsidiary, of £1,000,000; and (b) 40%: revenue of the Company, inclusive of its subsidiary, of £2,000,000;

Then:

(A) if EBITDA is £999,999 and revenue is £1,999,999, then the Executive shall receive no annual bonus for such year, provided that the Board shall in good faith consider whether a full or partial annual bonus should still be paid; in such circumstance, the Board shall consider: (i) the Executive’s individual performance and efforts; (ii) the performance metrics achieved; and (iii) the circumstances related to the applicable targets.

(B) if EBITDA is £1,000,000 and revenue is £2,000,000, the Executive shall receive an annual bonus for such year of £40,000.  Calculated as follows:
(i) for EBITDA: £1,000,000/£1,000,000 = 100%.  At 100% of target, bonus is equal to 40% of annual salary of £100,000 = £40,000, multiplied by percentage of bonus assigned to EBITDA target: £40,000 * 60% = £24,000; and
(ii) for revenue: £2,000,000/£2,000,000 = 100%.  At 100% of target, bonus is equal to 40% of annual salary of £100,000 = £40,000, multiplied by percentage of bonus assigned to revenue target: £40,000 * 40% = £16,000.
(iii) £24,000 (EBITDA bonus) + £16,000 (revenue bonus) = £40,000.

(C) if EBITDA is £1,050,000 and revenue is £2,000,000, the Executive shall receive an annual bonus for such year of £43,000.  Calculated as follows:
(i) for EBITDA: £1,050,000/£1,000,000 = 105%.  At 105% of target, bonus is equal to 45% (40% + (105%-100%) = 45%) of annual salary of £100,000 = £45,000, multiplied by percentage of bonus assigned to EBITDA target: £45,000 * 60% = £27,000; and
(ii) for revenue: £2,000,000/£2,000,000 = 100%.  At 100% of target, bonus is equal to 40% of annual salary of £100,000 = £40,000, multiplied by percentage of bonus assigned to revenue target: £40,000 * 40% = £16,000.
(iii) £27,000 (EBITDA bonus) + £16,000 (revenue bonus) = £43,000.

(D) if EBITDA is £1,200,000 and revenue is £2,140,000 the Executive shall receive an annual bonus for such year of £48,800.  Calculated as follows:
(i) for EBITDA: £1,200,000/£1,000,000 = 120%.  At 120% of target, bonus is equal to 50% (above target bonus is capped at 50%) of annual salary of £100,000 = £50,000, multiplied by percentage of bonus assigned to EBITDA target: £50,000 * 60% = £30,000; and

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(ii) for revenue: £2,140,000/£2,000,000 = 107%.  At 107% of target, bonus is equal to 47% (40% + (107%-100%) = 47%) of annual salary of £100,000 = £47,000, multiplied by percentage of bonus assigned to revenue target: £47,000 * 40% = £18,800.
(iii) £30,000 (EBITDA bonus) + £18,800 (revenue bonus) = £48,800.

(E) if EBITDA is £1,200,000 and revenue is £1,990,000, the Executive shall receive an annual bonus of £30,000.  Calculated as follows:
(i) for EBITDA: £1,200,000/£1,000,000 = 120%.  At 120% of target, bonus is equal to 50% (above target bonus is capped at 50%) of annual salary of £100,000 = £50,000, multiplied by percentage of bonus assigned to EBITDA target: £50,000 * 60% = £30,000; and
(ii) for revenue: £1,990,000/£2,000,000 = 99.5%.  At 99.5% of target, no bonus is paid, provided that the Board shall in good faith consider whether a full or partial annual bonus should still be paid; in such circumstance, the Board shall consider: (i) the Executive’s individual performance and efforts; (ii) the performance metrics achieved; and (iii) the circumstances related to the applicable targets.
(iii) £30,000 (EBITDA bonus) + £0 (revenue bonus) = £30,000.

(F) if EBITDA is £1,110,000 and revenue is £2,210,000, the Executive shall receive an annual bonus for such year of £50,000. Calculated as follows:
(i) for EBITDA:  £1,110,000/£1,000,000 = 111%.  At 111% of target, bonus is equal to 50% (above target bonus is capped at 50%) of annual salary of £100,000 = £50,000, multiplied by percentage of bonus assigned to EBITDA target: £50,000 * 60% = £30,000; and
(ii) for revenue: £2,210,000/£2,000,000 = 110.05%.  At 110.5% of target, bonus is equal to 50% (above target bonus is capped at 50%) of annual salary of £100,000 = £50,000, multiplied by percentage of bonus assigned to revenue target: £50,000 * 40% = £20,000.
(iii) £30,000 (EBITDA bonus) + £20,000 (revenue bonus) = £50,000.

Though subject to change by the Company, it is initially intended that “revenue” mean invoiced sales and “EBTIDA” mean adjusted cash EBITDA.

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